Contact:
Craig Cook, Chief Administrative Officer
Cardinal Communications, Inc.
303-285-5348

FOR IMMEDIATE RELEASE:	NEWS
December 21, 2005	OTCBB: CDNC

Cardinal Communications’ Sovereign Division Named Preferred Builder at
1,600-Home Master-Planned Community in Northwest Arizona

BROOMFIELD, Colo., Dec.21, 2005 - Cardinal Communications, Inc. (OTC Bulletin Board: CDNC), a provider of voice, video and high-speed broadband communications services, and a specialized developer of residential real estate, today announced that its Sovereign Homes division has been selected as a preferred builder at a 1,600-home master-planned community under development in northwest Arizona’s Mohave Valley.

Sovereign will commence construction in January on the first of four model homes at the El Rio Country Club development, a 640-acre gated community anchored by an 18-hole championship golf course. Sovereign expects to build three additional models by the summer of 2006. Homes will be priced between $200,000 and $350,000, and the entire first phase of the development has already been pre-sold.

Jeff Fiebig, president of Cardinal’s Sovereign Homes division, said, “We are proud to be one of the preferred builders in what is clearly a very desirable community in one of the nation’s fastest growing markets. We will be introducing an energy efficient, ‘built-green’ home series that features the latest in residential integration and advanced telecommunication options.”

Ed Garneau, Cardinal’s chief executive officer, said Sovereign’s participation in the El Rio Country Club development represents a milestone event for the Company. “This is the largest development project Sovereign has ever been involved in, and we are encouraged by the potentially significant financial impact it could have on our business. We also look forward to continuing our discussions with the developers of El Rio about teaming with them to provide telecommunication services to this development and to the entire Mohave Valley. The Southwestern United States, and Arizona’s Mohave Valley in particular, are experiencing rapid growth and we are pleased to have the exposure to this critical market.”

Tim Bindel, vice president of business development for Hoover Quality Homes, the developer of El Rio, added, “We’re thrilled to have a national builder of Sovereign’s caliber join us at El Rio. We’ve toured Sovereign’s projects in Colorado and we are very impressed with the level of quality and craftsmanship in their homes. We are looking forward to a long relationship with Sovereign on this project and several other developments we have planned for this region.”

About Cardinal Communications, Inc.

Cardinal Communications operates a suite of vertically integrated businesses that provide both bundled digital communications services (voice, video and high-speed Internet) and high-quality real estate to the residential marketplace. The Company’s expertise in communication infrastructure and turnkey residential development allows Cardinal to capitalize on growing demand among homebuyers for modern residences that are pre-equipped with a range of digital communications options. The Company is also partnering with other developers that seek Cardinal’s expertise in designing, building and operating residential communication networks that will deliver long-term revenue opportunities.

Cardinal also operates Get-A-Phone, a provider of specialized local and long-distance calling programs in select U.S. markets. Based in Broomfield, Colo., publicly traded Cardinal trades on the Bulletin Board under the symbol “CDNC.” For more information, visit the Company’s website at www.cardinalcomms.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Cardinal Communications and its subsidiaries and divisions. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Cardinal Communications' Securities and Exchange Commission filings. Cardinal Communications wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Cardinal Communications. There are many factors that will determine whether Cardinal Communications will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Cardinal Communications undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

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